Exhibit 99.1

RENTECH, INC.

For Immediate Release
August 9, 2006

Rentech, Inc. Announces Fiscal 2006 Third Quarter Results

Company Experiences Substantial Gain in Total Revenues and Strengthened Balance
Sheet as it Prepares for Ultra-Clean Fuels Facilities Development

Los Angeles, California - Rentech, Inc. (AMEX:RTK), the developer and licensor of a patented and proprietary Fischer-Tropsch technology that transforms under-utilized energy resources into valuable and clean alternative fuels, announced today results for the third fiscal quarter and nine months ended June 30, 2006.

The inclusion of the operating results from Rentech’s recently acquired nitrogen fertilizer plant has resulted in a significant increase in the Company’s revenues and cost of sales when compared to the corresponding periods in 2005.

For the third fiscal quarter ended June 30, 2006, Rentech had revenues of $19.7 million compared to $1.9 million for the corresponding period in 2005. The Company reported a loss of $12.0 million or $0.089 per share, compared to a loss of $11.0 million or $0.118 in the same period in fiscal 2005. The fiscal 2006 third quarter loss included non-cash charges related to stock-based compensation of $1.0 million under SFAS 123(R).

For the nine months ended June 30, 2006, Rentech had revenues of $23.7 million compared to $5.5 million for the corresponding period in 2005. The Company reported a loss of $30.3 million or $0.247 per share, compared to a loss of $17.9 million, or $0.195 in the same period in fiscal 2005. The fiscal 2006 nine month loss included non-cash stock-based compensation of $7.1 million and a one time non-cash charge for a warrant issuance of $2.7 million under SFAS 123(R).

Additionally, research and development expenditures increased by more than $3.7 million and $7.4 million respectively, during the three month and nine month period. The increase was directly related to the ongoing development of the Company’s 10 barrel per day fully integrated clean fuels product development unit in Colorado.

The Company ended the third quarter in its strongest cash position since company inception with cash and cash equivalents of $65.6 million and working capital of $72.5 million.

“The fiscal third quarter was a very active period for Rentech and the Company delivered well on its business strategy as outlined at the Company’s shareholder meeting in April,” stated D. Hunt Ramsbottom, President and CEO of Rentech, Inc.  “The Company has accomplished an extraordinary amount in a very short period of time,” Mr. Ramsbottom continued.

10877 Wilshire Blvd., Suite 710, Los Angeles, California, 90024  •  310/571-9800  •  FAX 310/571-9799

Since the close of the second quarter the Company’s accomplishments include:

•

Strengthening the Company’s balance sheet and expanding its shareholder base in the institutional markets by completing a public offering of common stock and convertible debt in April 2006 with net proceeds of approximately $111.8 million;

•	Completing the $70.8 million acquisition of the nitrogen fertilizer facility in East Dubuque, Illinois, and implementing a smooth integration of the facility into the Company;

•	Strengthening the Company’s corporate management group, as well its technical staff, by hiring a new Chief Financial Officer and other key members of the management team;

•

Investing in research and development with expenditures increasing by more than $3.7 million and $7.4 million for the three- and nine-month periods ended June 30, 2006, to fund the ongoing development of the Company’s fully integrated clean fuels product development unit research facility in Commerce City, Colorado;

•

Executing on the Company’s plans to convert its nitrogen fertilizer plant from natural gas to an integrated fertilizer and clean fuels production facility utilizing coal gasification by entering into a Professional Services Agreement with Kiewit Energy Company, Houston, Texas, and beginning the Front End Engineering and Design work for the conversion with WorleyParsons in June 2006.

•

Continuing to commercialize the Company’s clean fuels technology by entering into a Joint Development Agreement with Peabody Energy to jointly look at the development of plants located at or near mine mouths of Peabody coal properties, with the goal of setting a development standard for scalable and repeatable projects, which are capable of 10,000 to 30,000 barrels per day of fuel production and which are carbon capture ready.

The Company will hold a conference call today at 4:00 p.m. EDT to discuss these results. Callers may listen to the live presentation, which will be followed by a question and answer segment by dialing, US and Canada, 1-877-502-9272, or international callers 1-913-981-5582, and the pass code 7492741. The call will also be audio webcast through the News & Events Section of the Rentech website at http://www.rentechinc.com/news-events-schedule.htm. A replay of the teleconference will be available from 7:00 PM EDT on August 9 through midnight EDT Wednesday, August 23 by dialing 1-719-457-0820 or 1-888-203-1112, confirmation code 7492741. Interested parties may also access a replay on the Company website at http://www.rentechinc.com/news-events-schedule.htm.

RENTECH, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30		Nine Months Ended June 30

	2006	2005	2006	2005

Total Revenues	$19,749,387	$1,856,952	$23,718,948	$5,468,787
Cost Of Sales	20,037,912	1,293,735	22,856,628	4,006,997

Gross Profit	$(288,525)	$563,217	$862,320	$1,461,790
Operating Expenses	11,418,194	2,352,145	30,625,416	8,318,577

Operating Loss	$(11,706,719)	$(1,788,928)	$(29,763,096)	$(6,856,787)
Other Income (Expense)	(324,838)	(627,979)	(384,278)	(2,885,484)
Net Loss from Continuing Operations before Income Taxes	(12,031,557)	(2,416,907)	(30,147,374)	(9,742,271)
Income Tax Benefit	—	—	(49,000)	138,467

Net Loss from Continuing Operations	(12,031,557)	(2,416,907)	(30,196,374)	(9,603,804)

Profit/Net Loss from Discontinued Operations	—	(45,836)	—	232,759

Net Loss	$(12,031,557)	$(2,462,743)	$(30,196,374)	$(9,371,045)

Dividends on Preferred Stock	—	—	(74,437)	—
Deemed Dividend related to Beneficial Conversion Feature and Warrants	—	(8,558,631)	—	(8,558,631)

Net Loss Applicable To Common Stockholders	$(12,031,557)	$(11,021,374)	$(30,270,811)	$(17,929,676)

Weighted Average Number Of Shares Outstanding	135,028,043	93,442,091	122,357,183	92,078,900

Per Share Income (Loss)	$(0.089)	$(0.118)	$(0.247)	$(0.195)

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s plans to convert its nitrogen fertilizer plant, construct a product development unit and develop additional projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties.  Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed conversion and construction of the fuels plants; and other risks, including those set forth in the our prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com.  The forward-looking statements in this press release are made as of August 9, 2006, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

About Rentech, Inc.

Rentech was incorporated in 1981 to develop technologies that transform under-utilized energy resources into valuable and clean alternative fuels. The Company has developed an advanced derivative of the well-established Fischer-Tropsch, or FT, process for manufacturing ultra-clean diesel fuel and other fuel products.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company’s website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.